EXHIBIT 99.1

RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2017 RESULTS AND MAINTAINS ITS FISCAL 2017 OUTLOOK

NEW YORK--(BUSINESS WIRE)—November 10, 2016-- Ralph Lauren Corporation (NYSE:RL) today reported earnings per diluted share of $0.55 on a reported basis and $1.90 on an adjusted basis, excluding restructuring and other related charges recorded in connection with the Company’s Way Forward plan, for the second quarter of Fiscal 2017. This compared to earnings per diluted share of $1.86 on a reported basis and $2.13 on an adjusted basis, excluding restructuring and other related charges, for the second quarter of Fiscal 2016.

“We are changing with the consumer, as we demonstrated in September with our first-ever ‘see-now-buy-now’ runway show at our flagship store on Madison Avenue,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “I am confident that this industry leading endeavor in combination with our other elements of the Way Forward plan are strengthening our brand to support future profitable growth.”

“Our team is intensely focused on driving the execution of the Way Forward plan,” said Stefan Larsson, President and Chief Executive Officer. “While it is still the early stages of our plan, we made meaningful progress and we are on track to deliver against Fiscal 2017 guidance. In the second quarter, we:

—	drove our quality of sales up by moderating discount levels;
—	lowered our inventory levels by 15%;
—	reduced our SKUs for Fall 2016 by 10%;
—	created our Ralph Lauren Icons marketing campaign;
—	launched ‘see-now-buy-now’ fashion show with more than twice the global media impressions compared to the previous show;
—	announced Denim & Supply closure to focus on our core;
—	optimized our sales fleet by closing 7 under-performing stores; and
—	platformed the vast majority of key fabrics for core styles.”

Second Quarter Fiscal 2017 Income Statement Review

Net Revenues. For the second quarter of Fiscal 2017, net revenues of $1.8 billion were consistent with the Way Forward plan. Revenue declined 8% compared to the prior year period on both a reported and constant currency basis. On a reported basis, international net revenue rose 2% in the second quarter, offset by a 12% decline in North America.

—	Wholesale Revenue. In the second quarter of Fiscal 2017, wholesale segment revenue decreased 10% on both a reported and constant currency basis to $831 million, driven by a decline in North America, as shipments were strategically reduced as part of the Way Forward plan. This was partially offset by an increase in Europe.

—	Retail Revenue. Retail segment revenue decreased 5% on a reported basis to $942 million in the second quarter, and was down 6% on a constant currency basis, both driven by a comparable store sales decline. Consolidated comparable store sales decreased 8% on a reported basis and 9% in constant currency in the second quarter with traffic declines only partially offset by moderated markdown levels.

•	Licensing Revenue. Licensing segment revenue of $48 million in the second quarter increased 2% on a reported basis and was approximately flat with the prior year period on a constant currency basis.

Gross Profit. Gross profit for the second quarter of Fiscal 2017 was $954 million on a reported basis, including $81 million in non-cash inventory-related charges. On an adjusted basis, gross profit was $1.0 billion and gross profit margin was 56.9%, 40 basis points above last year, excluding non-cash inventory related charges from both periods. This increase was primarily driven by favorable geographic and channel mix shifts and initial actions in our Way Forward plan including lower product costs and initiatives to improve quality of sales metrics, primarily through reduced promotional activity in our international businesses. This was partially offset by increasingly unfavorable foreign currency effects.

Operating Expenses. Operating expenses in the second quarter of Fiscal 2017 were $878 million on a reported basis, including $69 million in restructuring and other related charges. On an adjusted basis, operating expenses were $809 million, down 4% to the prior year, primarily as a result of lower headcount and store closures under the Way Forward plan. Operating expense rate was 44.5%, 150 basis points above last year, excluding restructuring and other related charges from both periods. This increase was due to deleverage of fixed expenses on lower net revenues. Adjusted operating expenses were $845 million in the prior year period.

Operating Income. Operating income in the second quarter of Fiscal 2017 was $76 million and operating margin was 4.2% on a reported basis, including restructuring and other related charges of $150 million. On an adjusted basis, operating income was $226 million and operating margin was 12.4%, 110 basis points below last year, excluding restructuring and other related charges from both periods. This was better than planned due to international quality of sales initiatives, increased inventory productivity and a shift in timing of planned operating expenses. The lower operating margin year-over-year was attributable to fixed expense deleverage on lower net revenues, which was partially offset by higher gross margin.

—	Wholesale Operating Income. Wholesale operating income in the second quarter of Fiscal 2017 was $203 million and wholesale operating margin was 24.5% on a reported basis, including $15 million in restructuring and other related charges. On an adjusted basis, wholesale operating income in the second quarter was $218 million and wholesale operating margin was 26.4%, down 40 basis points compared to last year.

•	Retail Operating Income. Retail operating income in the second quarter of Fiscal 2017 was $19 million and retail operating margin was 2.0% on a reported basis, including $93 million in restructuring and other related charges. On an adjusted basis, retail operating income was $112 million and retail operating margin was 11.8%, down 100 basis points compared to last year.

•	Licensing Operating Income. Licensing operating income of $44 million in the second quarter of Fiscal 2017 increased 5% compared to the prior year period on a reported basis.

Net Income and Diluted EPS. On a reported basis, net income in the second quarter of Fiscal 2017 was $45 million or $0.55 per diluted share. On an adjusted basis, net income was $158 million, or $1.90 per diluted share, excluding restructuring and other related charges. This compared to net income of $160 million, or $1.86 per diluted share on a reported basis, and $184 million, or $2.13 per diluted share on an adjusted basis, for the second quarter of Fiscal 2016.

The Company had an effective tax rate of approximately 38% in the second quarter of Fiscal 2017 on a reported basis. On an adjusted basis, the effective tax rate was approximately 29%, excluding restructuring and other related charges, which compared to an adjusted effective tax rate of 29% in the prior year period.

Full Year Fiscal 2017 and Third Quarter Outlook

For Fiscal 2017, the Company is maintaining its guidance. Consolidated net revenue is expected to decrease at a low-double digit rate consistent with the Way Forward plan. Key elements include a proactive pullback in inventory receipts, store closures, pricing harmonization and quality of sales initiatives. Based on current exchange rates, foreign currency is expected to have minimal impact on revenue growth in Fiscal 2017.

The Company continues to expect operating margin for Fiscal 2017 to be approximately 10%, as cost savings are expected to be offset by growth in new store expenses, unfavorable foreign currency impacts in gross margin, infrastructure investments and fixed expense deleverage. The Fiscal 2017 tax rate is estimated to be approximately 29%.

In the third quarter of Fiscal 2017, the Company expects consolidated net revenues to be down low-double digits to down low-teens on a reported basis, with continued execution of quality of sales initiatives, inventory receipt reductions, and fleet optimization consistent with the Way Forward plan. Based on current exchange rates, foreign currency is expected to have minimal impact on revenue growth in the third quarter, but will pressure gross margin by at least 120 basis points.

Operating margin for the third quarter of Fiscal 2017 is expected to be down approximately 200 to 225 basis points compared to the prior year period, as a shift in timing of planned operating expenses negatively impacts the third quarter and savings initiatives from the Way Forward plan are more fully realized in the fourth quarter. The third quarter tax rate is estimated at 29%.

The full year Fiscal 2017 and third quarter guidance excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan.

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2017 guidance.

This Fiscal 2017 non-GAAP guidance excludes estimated pretax charges related to our Way Forward plan, comprised of restructuring-related charges of about $400 million and an additional charge of about $150 million associated with the reduction of inventory out of current liquidation channels.

Fiscal 2017 Way Forward Cost Savings Plan

The Company expects its Fiscal 2017 restructuring activities to result in approximately $180-$220 million of annualized expense savings related to its initiatives to streamline the organizational structure and right-size its cost structure and real estate portfolio.

The Company expects to incur restructuring charges of about $400 million as a result of the Fiscal 2017 restructuring activities and about $150 million inventory charge associated with the Company's Way Forward plan. These charges are expected to be substantially realized by the end of Fiscal 2017. In the second quarter of Fiscal 2017, the Company recorded $150 million in restructuring, related impairment and inventory charges.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 10th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal 2017 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 10, 2016 through 6:00 P.M. Eastern, Thursday, November 17, 2016 by dialing 203-369-3152 and entering passcode 5812.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing, and distribution of premium lifestyle products, including apparel, accessories, home furnishings, and other licensed product categories. RLC's long-standing reputation and distinctive image have been consistently developed across an expanding number of products, brands, sales channels, and international markets. RLC's brand names include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Denim & Supply Ralph Lauren, Chaps, and Club Monaco, among others.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “ Full Year Fiscal 2017 and Third Quarter Outlook,” and “Fiscal 2017 Way Forward Cost Savings Plan” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our Way Forward Plan and long-term growth strategy, which entails evolving our operating model to enable sustainable, profitable sales growth by significantly reducing supply chain lead times, employing best-in class sourcing, and capitalizing on our repositioning initiatives in certain brands, regions, and merchandise categories; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, which could include the potential sale, discontinuance, or consolidation of certain of our brands; the impact to our business resulting from potential costs and obligations related to the early termination of our long-term, non-cancellable leases; our efforts to improve the efficiency of our distribution system and to continue to enhance, upgrade, and/or transition our global information technology systems and our global e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective;  the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact to our business resulting from the United Kingdom's referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, our suppliers, and our vendors and on our ability and their ability to access sources of liquidity; the impact to our business resulting from changes in consumers’ ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, and consolidations, liquidations, restructurings, and other ownership changes in the retail industry; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our international operations are subject to and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; changes in our tax obligations and effective tax rates; changes in the business of, and our relationships with, major department store customers and licensing partners; our intention to introduce new products or enter into or renew alliances and exclusive relationships; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend rate differs from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	October 1,	April 2,	September 26,
	2016	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$434	$456	$380
Short-term investments	531	629	746
Accounts receivable, net of allowances	490	517	594
Inventories	1,173	1,125	1,380
Income tax receivable	59	58	65
Deferred tax assets	-	-	147
Prepaid expenses and other current assets	289	268	268
Total current assets	2,976	3,053	3,580

Property and equipment, net	1,564	1,583	1,519
Deferred tax assets	118	119	43
Goodwill	936	918	906
Intangible assets, net	235	244	255
Other non-current assets (a)	238	296	140
Total assets	$6,067	$6,213	$6,443

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$95	$116	$130
Accounts payable	159	151	206
Income tax payable	20	33	16
Accrued expenses and other current liabilities	943	898	926
Total current liabilities	1,217	1,198	1,278

Long-term debt	597	597	597
Non-current liability for unrecognized tax benefits	74	81	90
Other non-current liabilities	581	593	667
Total liabilities	2,469	2,469	2,632

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,284	2,258	2,199
Retained earnings	5,956	6,015	5,926
Treasury stock, Class A, at cost	(4,463)	(4,349)	(4,148)
Accumulated other comprehensive loss	(180)	(181)	(167)
Total equity	3,598	3,744	3,811
Total liabilities and equity	$6,067	$6,213	$6,443

Net Cash (incl. LT Investments)	395	559	407
Cash & Investments (ST & LT)	1,087	1,272	1,134
Net Cash (excl. LT Investments)	273	372	399
Cash & ST Investments	965	1,085	1,126

(a) Includes non-current investments of:	$122	$187	$8

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	October 1,	September 26,
	2016	2015

Wholesale net sales	$831	$927
Retail net sales	942	996
Net sales	1,773	1,923
Licensing revenue	48	47
Net revenues	1,821	1,970
Cost of goods sold(a)	(867)	(857)
Gross profit	954	1,113
Selling, general, and administrative expenses(a)	(803)	(839)
Amortization of intangible assets	(6)	(6)
Impairment of assets	(27)	(7)
Restructuring and other charges	(42)	(31)
Total other operating expenses, net	(878)	(883)
Operating income	76	230
Foreign currency gains (losses)	1	(5)
Interest expense	(4)	(4)
Interest and other income, net	2	1
Equity in losses of equity-method investees	(2)	(3)
Income before income taxes	73	219
Provision for income taxes	(28)	(59)
Net income	$45	$160
Net income per share - Basic	$0.55	$1.87
Net income per share - Diluted	$0.55	$1.86
Weighted average shares outstanding - Basic	82.7	85.6
Weighted average shares outstanding - Diluted	83.2	86.0
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(70)	$(71)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	October 1,	September 26,
	2016	2015

Wholesale net sales	$1,438	$1,569
Retail net sales	1,849	1,931
Net sales	3,287	3,500
Licensing revenue	86	88
Net revenues	3,373	3,588
Cost of goods sold(a)	(1,524)	(1,509)
Gross profit	1,849	2,079
Selling, general, and administrative expenses(a)	(1,618)	(1,661)
Amortization of intangible assets	(12)	(12)
Impairment of assets	(46)	(15)
Restructuring and other charges	(128)	(65)
Total other operating expenses, net	(1,804)	(1,753)
Operating income	45	326
Foreign currency gains (losses)	3	(6)
Interest expense	(7)	(8)
Interest and other income, net	3	3
Equity in losses of equity-method investees	(4)	(6)
Income before income taxes	40	309
Provision for income taxes	(17)	(85)
Net income	$23	$224
Net income per share - Basic	$0.28	$2.60
Net income per share - Diluted	$0.28	$2.58
Weighted average shares outstanding - Basic	83.0	86.1
Weighted average shares outstanding - Diluted	83.7	86.8
Dividends declared per share	$1.00	$1.00
(a) Includes total depreciation expense of:	$(142)	$(139)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended October 1, 2016 and September 26, 2015 for each segment were as follows:

	Three Months Ended		Six Months Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015

Net revenues:
Wholesale	$831	$927	$1,438	$1,569
Retail	942	996	1,849	1,931
Licensing	48	47	86	88
Total net revenues	$1,821	$1,970	$3,373	$3,588

Operating income:
Wholesale	$203	$247	$336	$384
Retail	19	123	82	233
Licensing	44	42	78	78
	266	412	496	695

Unallocated corporate expenses	(148)	(151)	(323)	(304)
Unallocated restructuring and other charges	(42)	(31)	(128)	(65)
Total operating income	$76	$230	$45	$326

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended October 1, 2016 % Change		Six Months Ended October 1, 2016 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(8%)	(9%)	(7%)	(8%)

Operating Segment Data

	Three Months Ended		% Change
	October 1, 2016	September 26, 2015	As Reported	Constant Currency
Wholesale net sales	$831	$927	(10.4%)	(10.1%)
Retail net sales	942	996	(5.4%)	(6.4%)
Net sales	1,773	1,923	(7.8%)	(8.2%)
Licensing revenue	48	47	1.6%	(0.2%)
Net revenues	$1,821	$1,970	(7.6%)	(8.0%)

	Six Months Ended		% Change
	October 1, 2016	September 26, 2015	As Reported	Constant Currency
Wholesale net sales	$1,438	$1,569	(8.3%)	(8.1%)
Retail net sales	1,849	1,931	(4.2%)	(4.9%)
Net sales	3,287	3,500	(6.1%)	(6.3%)
Licensing revenue	86	88	(3.0%)	(4.1%)
Net revenues	$3,373	$3,588	(6.0%)	(6.3%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	As of	As of
	October 1,	September 26,
	2016	2015

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	128	144
Polo Factory Stores	275	268
Club Monaco Stores	82	68
Total Directly Operated Stores	485	480
Concessions	620	576

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	102	81
Club Monaco Licensed Stores	59	56
Total Licensed Stores	161	137
Licensed Concessions	97	100

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	October 1, 2016
	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$1,821	$-	$1,821
Gross profit	954	81	1,035
Gross profit margin	52.4%		56.9%
Total other operating expenses, net	(878)	69	(809)
Operating expense margin	48.2%		44.5%
Operating income	76	150	226
Operating margin	4.2%		12.4%
Income before income taxes	73	150	223
Provision for income taxes	(28)	(37)	(65)
Effective tax rate	38.0%		29.0%
Net income	$45	$113	$158
Net income per diluted share	$0.55		$1.90
Weighted average shares outstanding - Basic	82.7		82.7
Weighted average shares outstanding - Diluted	83.2		83.2
SEGMENT INFORMATION - OPERATING INCOME:
Wholesale	$203	$15	$218
Operating margin	24.5%		26.4%
Retail	19	93	112
Operating margin	2.0%		11.8%
Licensing	44	-	44
Operating margin	92.3%		92.3%
Unallocated corporate expenses and restructuring and other charges, net	(190)	42	(148)
Total operating income	$76	$150	$226

	Six Months Ended
	October 1, 2016
	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$3,373	$-	$3,373
Gross profit	1,849	135	1,984
Gross profit margin	54.8%		58.8%
Total other operating expenses, net	(1,804)	174	(1,630)
Operating expense margin	53.5%		48.3%
Operating income	45	309	354
Operating margin	1.3%		10.5%
Income before income taxes	40	309	349
Provision for income taxes	(17)	(84)	(101)
Effective tax rate	42.2%		29.0%
Net income	$23	$225	$248
Net income per diluted share	$0.28		$2.96
Weighted average shares outstanding - Basic	83.0		83.0
Weighted average shares outstanding - Diluted	83.7		83.7
SEGMENT INFORMATION - OPERATING INCOME:
Wholesale	$336	$26	$362
Operating margin	23.4%		25.2%
Retail	82	155	237
Operating margin	4.4%		12.8%
Licensing	78	-	78
Operating margin	91.1%		91.1%
Unallocated corporate expenses and restructuring and other charges, net	(451)	128	(323)
Total operating income	$45	$309	$354

(a)
Adjustments include restructuring charges, asset impairment charges, and inventory-related charges recorded in connection with our restructuring plans.  Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of operations.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans. Included in this earnings release is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s Fiscal 2017 full year and third quarter guidance excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward Plan. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Ryan Lally, 212-318-7116